                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                           BIRMAN MANAGED CARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

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     (4)  Date Filed:

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

                           BIRMAN MANAGED CARE, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 1, 1997

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Birman Managed Care, Inc. (the "Company") will be held at the Nashville Airport Marriott Hotel, 600 Marriott Drive, Nashville, Tennessee 37214, on December 1, 1997 at 9:00 a.m. for the following purposes:

     1. To elect five (5) directors to the Board of Directors to serve until the Company's 1998 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

     2. To ratify the selection of BDO Seidman L.L.P. as the Company's independent public accountants for the fiscal year ending June 30, 1998.

     3 To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on October 30, 1997 are entitled to notice of and to vote at the Annual Meeting. A complete list of the stockholders of the Company entitled to vote at the Annual Meeting will be available for the examination of any stockholders for at least ten (10) days prior to the Annual Meeting at the Company's principal executive office located at 502 Gould Drive, Cookeville, Tennessee 38506, and will also be available for inspection at the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ SUE D. BIRMAN

                                          Sue D. Birman
                                          Executive Vice President,
                                          Secretary and Director
Cookeville, Tennessee
October 31, 1997

                             YOUR VOTE IS IMPORTANT

     WHETHER OR NOT YOU EXPECT TO ATTEND THE 1997 ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY WILL BE REVOCABLE ANY TIME PRIOR TO ITS EXERCISE EITHER IN WRITING OR BY VOTING YOUR SHARES PERSONALLY AT THE 1997 ANNUAL MEETING.

                           BIRMAN MANAGED CARE, INC.
                                502 GOULD DRIVE
                          COOKEVILLE, TENNESSEE 38506
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                DECEMBER 1, 1997

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Birman Managed Care, Inc., a Delaware corporation (the "Company"), for use at its Annual Meeting of Stockholders to be held at the Nashville Airport Marriott Hotel, 600 Marriott Drive, Nashville, Tennessee 37214 on December 1, 1997 at 9:00 a.m., and at any and all adjournments thereof. The Company's principal executive office is located at 502 Gould Drive, Cookeville, Tennessee 38506. This Proxy Statement and the enclosed form of proxy are being mailed to stockholders on or about October 31, 1997.

     A form of proxy is enclosed for use at the Annual Meeting. The proxy must be signed and dated by you or your authorized agent. A proxy may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company or by submitting, prior to the time of the Annual Meeting, a properly executed proxy bearing a later date. It may also be revoked by attendance at the Annual Meeting and election to vote thereat. Stockholders having executed and returned a proxy, who attend the Annual Meeting and desire to vote in person, are requested to so notify the Secretary of the Company prior to the time of the Annual Meeting. Subject to such revocation, all shares represented by a properly executed proxy received in time for the Annual Meeting will be voted by the proxy holders in accordance with the instructions on the proxy.

     If no instructions are specified on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted "FOR" the election of the nominees for director set forth herein and "FOR" the ratification of BDO Seidman L.L.P. as the Company's independent public accountants for the fiscal year ending June 30, 1998. As of the date hereof, management is not aware of any other matters to be presented for action at the Annual Meeting. If, however, any other matters properly are presented at the Annual Meeting, the proxy will be voted in accordance with the best judgment and in the discretion of the proxy holders. For purposes of determining whether a proposal has received the necessary votes to be approved, abstentions from voting on any matter other than in the election of directors will have the effect of a vote "AGAINST" the proposal.

     If you hold your shares of Common Stock in "street name" and you fail to instruct your broker or nominee as to how to vote such shares of Common Stock, your broker or nominee may, in its discretion, vote your shares of Common Stock "FOR" the election of the nominees for director set forth herein and "FOR" ratification of the appointment BDO Seidman L.L.P. as the Company's independent public accountants for the fiscal year ending June 30, 1998.

MATTERS TO BE CONSIDERED

     The matters to be considered and voted upon at the Annual Meeting are:

          1. Electing five (5) directors to the Board of Directors to serve until the 1998 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

          2. Ratifying the appointment of BDO Seidman L.L.P. as the Company's independent public accountants for the fiscal year ending June 30, 1998.

          3. Transacting such other business as may properly come before the Annual Meeting and at any and all adjournments thereof.

COSTS OF SOLICITATION OF PROXIES

     The Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of proxies. It is contemplated that proxies will be solicited principally through the mails, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for the reasonable expense in forwarding these proxy materials to their principals. In addition, the Company may pay for and utilize the services of individuals or companies not regularly employed by the Company in connection with the solicitation of proxies if the Board of Directors of the Company determines that this is advisable.

OUTSTANDING SHARES AND VOTING RIGHTS

     There were 8,756,254 shares of the Company's common stock issued and outstanding, par value $0.001 per share ("Common Stock"), as of October 30, 1997, the record date (the "Record Date") for the stockholders entitled to notice of and to vote at the Annual Meeting. Each stockholder of record at the close of business on October 30, 1997 is entitled to one vote for each share of common stock then held on each matter, or any adjournments thereof. The Company's Certificate of Incorporation also authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are presently issued and outstanding.

     A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum.

     The Company's Certificate of Incorporation does not authorize cumulative voting. In the election of directors, the five (5) candidates receiving the highest number of votes will be elected. Ratification of the appointment of BDO Seidman L.L.P. as the Company's independent public accountants requires the affirmative vote of the majority of the shares of the Common Stock present at the Meeting in person or by proxy and entitled to vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of Common Stock of the Company as of the Record Date by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of Common Stock; (ii) each director or nominee for director of the Company; (iii) the Chief Executive Officer of the Company; (iv) each of the four other most highly compensated executive officers of the Company for fiscal 1997 (the "Named Executives"); and (v) all directors and Named Executives as a group.

                                                                         COMMON STOCK
                                                                   BENEFICIALLY OWNED(1)(5)
                                                                  ---------------------------
                                                                  NUMBER OF        PERCENT OF
                        NAME AND ADDRESS(3)                         SHARES          CLASS(2)
    ------------------------------------------------------------  ----------       ----------
    David N. Birman, M.D.(4)....................................   5,081,606          55.80%
    Sue D. Birman(4)............................................   5,081,606          55.80%
    Douglas A. Lessard(9).......................................      24,313          *
    Vincent Wong(9).............................................      72,940          *
    Mark C. Wade(9).............................................      36,470          *
    Richard M. Ross.............................................     175,000           1.92%
    John Higgins(6).............................................           0(6)       *
    James J. Rhodes(7)..........................................           0(7)       *
    Diedrich Von Soosten(7).....................................           0(7)       *
    Directors and officers as a group (9 persons)...............   5,491,581(8)       60.30%

---------------

 *  Less than 1%

(1) Except as indicated in footnotes to this table, the stockholders named in this table are known to the Company to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them subject to community property laws where applicable. Shares shown as beneficially owned by any person have been determined in accordance with the requirements of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(2) Shares of Common Stock issuable upon exercise of stock options exercisable within 60 days of the Record Date are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity.

(3) The address for each of the beneficial owners is care of the Company: 502 Gould Drive, Cookeville, Tennessee 38506.

(4) Includes 666,667 Escrow Shares. David N. Birman, M.D. disclaims beneficial ownership as to 547,046 shares beneficially owned by Sue D. Birman individually. Sue D. Birman disclaims beneficial ownership as to 4,344,663 shares beneficially owned by David N. Birman, M.D. individually.

(5) Does not include options to purchase shares of Common Stock scheduled to first become exercisable more than 60 days after the Record Date.

(6) Mr. Higgins was granted options under the Company's 1996 Directors' Options Plan to acquire 3,000 shares of the Company's Common Stock at an exercise price of $7.50 per share.

(7) Mr. Rhodes and Mr. Von Soosten were granted options under the Company's 1996 Directors' Option Plan to acquire 6,000 shares of the company's Common Stock at an exercise price of $5.00 per share.

(8) Includes shares subject to options exercisable currently to acquire 229,274 shares for all officers and directors as a group.

(9) Shares shown for Mr. Lessard, Mr. Wong and Mr. Wade represent options currently exercisable to acquire those shares.

                        DIRECTORS AND EXECUTIVE OFFICERS

ELECTION OF DIRECTORS

     The Bylaws of the Company provide that the number of directors shall be one or more as shall be determined from time to time by the Board of Directors or stockholders. The Board of Directors of the Company shall be elected at the Annual Meeting and each director shall be elected to serve until the next annual meeting or until his successor shall be elected and qualify. The Board of Directors has established the number of directors at five (5) persons and as of the date hereby, the Board of Directors consists of: David N. Birman, M.D., Sue
D. Birman, John D. Higgins, James J. Rhodes, and Diedrich Von Soosten.

     Each of the persons listed in the table below are present members of the Board of Directors of the Company and have been nominated for election to serve until the 1998 Annual Meeting of Stockholders or until their successors are elected and have qualified. Votes will be cast pursuant to the enclosed proxy in such a way as to effect the election of said five (5) nominees. In the event that any of the nominees should be unable or unwilling to accept nomination for election as a director, it is intended that the proxy holders will vote for the election of such substitute nominees, if any, as shall be designated by the Board of Directors.

     The following table sets forth certain information as of the Record Date with respect to each person nominated and recommended to be elected by the Company's current Board of Directors.

                                                                                     YEAR FIRST
                                                                                  ELECTED/APPOINTED
                 NAME             AGE                   POSITION                      DIRECTOR
    ---------------------------------     ------------------------------------    -----------------
    David N. Birman, M.D.         45      Chairman of the Board, President,              1991
                                          and Chief Executive Officer
    Sue D. Birman                 39      Executive Vice President, Corporate            1991
                                          Secretary and Director
    John D. Higgins               65      Director                                       1997
    James J. Rhodes               40      Director                                       1996
    Diedrich Von Soosten          57      Director                                       1996

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

     Set forth below are brief summaries of the background and business experience, including principal occupation, of the Company's directors and Named
Executives:

     David N. Birman, M.D. has served as Chairman of the Board of Directors, President, and Chief Executive Officer of the Company and its predecessor corporations since May 1991. From February 1990 to mid-1991, Dr. Birman served as Chairman of the Board of Birman, Mathes & Associates, Inc., a consulting company providing quality management and Medicare reimbursement review services to rural hospitals. From April 1989 until January 1990, Dr. Birman served as a consultant, providing quality management and Medicare reimbursement review services to five rural hospitals. Previously, Dr. Birman was employed by Whitwell Medical Center, Whitwell, Tennessee where, as a physician assistant, he performed certain clinical duties and developed patient care management techniques and reporting strategies that formed the basis for development of the Quality Management Program. Dr. Birman received his M.D. from the Universidad Tecnologica de Santiago; his B.A., with honors in Biology from Occidental College; and certification as a physician assistant in primary care and surgery from the University of Southern California School of Medicine.

     Sue D. Birman has served as Executive Vice President and a director of the Company and its predecessor corporations since May 1991 and served as their Chief Financial Officer from May 1991 until June 1996. She was elected corporate Secretary in March of 1997. From February 1990 to mid-1991, Ms. Birman assisted Dr. Birman in the financial aspects and business development of Birman, Mathes & Associates, Inc. From April 1989 until January 1990, Ms. Birman assisted Dr. Birman in the operation of his consulting firm. Ms. Birman is the spouse of David N. Birman, M.D.

     John D. Higgins was elected a director of the Company in March 1997. Since 1990, Mr. Higgins has been Senior Vice President -- Corporate Finance of Royce Investment Group, Inc., the Company's managing underwriter for its recently-completed initial public offering of Common Stock. Mr. Higgins holds BBA and MBA degrees from Hofstra University. He is also a director of Iatros Health Network, Inc., a publicly-owned company which is a provider of health care services. The Company conducts no business with Iatros Health Network, Inc.

     James J. Rhodes became a director of the Company in September 1996. Since 1986, Mr. Rhodes has served as a Regional Manager in the pension division of ManuLife Financial (The Manufacturer's Life Insurance Company (USA)), a global financial services company offering annuities, insurance, and investment products.

     Diedrich Von Soosten became a director of the Company in September 1996. Since 1990, Mr. Von Soosten has been Managing Partner of Coloney Von Soosten & Associates, Inc., a management consulting and financial advisory services firm specializing in business turnarounds. Prior to 1990, Mr. Von Soosten was an independent consultant providing restructuring and turnaround assistance to underperforming businesses. Mr. Von Soosten is a former director and officer of the Association of Certified Turnaround Professionals.

     Samuel S. Patterson has served as Senior Vice President of the Company and as President and Chief Operating Officer of Birman & Associates, Inc., the Company's principal operating subsidiary, since July 1997. For approximately two years before joining Birman Managed Care, Inc., Mr. Patterson was Vice President and Chief Marketing Officer of Foundation Health Systems. From 1988 through 1995, Mr. Patterson was employed as a Vice President of the Ohio Region of Cigna.

     Jeffrey L. Drake has served as Senior Vice President of Corporate Development of the Company since July 1997. For approximately three years before joining Birman Managed Care, Inc., Mr. Drake was Vice President, Managed Care Sales and Marketing of Coram Healthcare. From January 1992 through December 1993, Mr. Drake served as Executive Vice President for American Health Group, Inc. From 1986 through 1991, Mr. Drake was an Executive Vice President with Blue Cross and Blue Shield of Ohio.

     Vincent W. Wong has served as President, Chief Executive Officer, of BMC Health Plans, Inc., the Company's health plan subsidiary, since January 1996. For approximately five years before joining BMC Health Plans, Inc., Mr. Wong was employed by Foundation Health Corporation, a New York Stock Exchange-listed managed care organization. During such time, Mr. Wong served in positions of increasing responsibility culminating in his service as Vice President of Operations. From 1984 to 1991, Mr. Wong was employed in marketing by Blue Cross Blue Shield of Ohio.

     Douglas A. Lessard has served as Vice President, Treasurer, and Chief Financial Officer of the Company since June 1996 and as Controller since January 1996. Mr. Lessard provided accounting and consulting services to the Company from April 1995 through December 1995. From March 1993 through March 1995, Mr. Lessard served as the Chief Executive Officer and from September 1991 through March 1993, as Chief Financial Officer of the American Institute of Professional Careers, Inc., a private college in Phoenix, Arizona, which provides post-secondary education in legal and other career fields. From March 1989 through September 1991, Mr. Lessard was employed as the Controller of Arizona Building and Development, Inc., a real estate development and management company. Mr. Lessard is a Certified Public Accountant in the State of Arizona.

     Mark C. Wade has served as Executive Vice President, Sales and Marketing, of BMC Health Plans, Inc. since July 1995 and has been employed by BMC Health Plans, Inc. since March 1995. From November 1993 to March 1995, Mr. Wade served as the founding director and president of Forum Health Care, Inc., a consulting firm specializing in the development and management of integrated health care delivery networks for both the private and public sectors. From February 1988 to November 1993, Mr. Wade served in several positions at Health Management Associates, Inc., an Arizona company that, commencing in 1982, developed and managed four prepaid Medicaid plans that operated in 11 of Arizona's 15 counties, a prepaid Medicaid plan in Las Vegas, Nevada, and other managed care programs. Mr. Wade's last position with Health

Management Associates, Inc. was as vice president for all private sector commercial sales and marketing activity with particular emphasis on commercial provider networks, including marketing to large insurance companies and self-funded payors, integrated delivery systems, pharmacy networks, managed care benefit designs, and utilization management and third-party administration services.

     Rockey C. Talley, M.D., has served as Executive Vice President, Chief of Professional Services, of Birman & Associates, Inc. since September 1997. Dr. Talley joined Birman & Associates in 1996. Prior to joining the Company, Dr. Talley served as President-elect and President, Board of Directors, of Southern Plains Medical Center, Chickasha, Oklahoma, from 1993 to 1996. From 1991 to 1993, he served variously as Chairman of Medical Records, Utilization Review, Quality Assurance and Internal Medicine Division of Grady Memorial Hospital, also in Chickasha, Oklahoma. Dr. Talley is Board Certified in Internal Medicine. He received his medical doctor degree from the University of Oklahoma in 1984.

BOARD COMMITTEES

     There are two committees of the Board of Directors: the Compensation Committee and the Audit Committee. The Compensation Committee determines the Company's executive compensation policies and practices and changes in compensation and benefits for senior management. The Compensation Committee also administers the Company's 1995 Stock Option Plan. The Audit Committee reviews the internal accounting procedures of the Company, consults with the Company's independent accountants, and reviews the services provided by such accountants. Messrs, Rhodes and Von Soosten currently serve as the members of the Compensation Committee and Audit Committee.

SUMMARY COMPENSATION TABLE

     The following table provides certain information concerning the compensation earned by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company who received compensation in excess of $100,000 for services rendered in all capacities to the Company for fiscal 1997 (the "Named Executive Officers").

                                                                                         LONG TERM COMPENSATION
                                                                             OTHER       ----------------------
                                                                             ANNUAL      AWARDS/    ALL OTHER
        NAME AND PRINCIPAL POSITION           YEAR    SALARY     BONUS    COMPENSATION   OPTIONS   COMPENSATION
--------------------------------------------  ----   --------   -------   ------------   -------   ------------
David N. Birman, M.D........................  1997   $350,000   $70,000     $ 73,982          --           --
  Chairman of the Board, President,           1996    350,000    60,000       69,025          --           --
  and Chief Executive Officer                 1995    275,000        --       52,922          --           --
Sue D. Birman...............................  1997    150,000    30,000       12,052          --           --
  Executive Vice President,                   1996    150,000    40,000       11,834          --           --
  Secretary and Director                      1995    118,617        --       11,968          --           --
Douglas A. Lessard..........................  1997    115,000    72,000       16,023          --           --
  Chief Financial Officer and                 1996     40,500        --       65,152      72,940           --
  Vice President                              1995         --        --       12,000          --           --
Vincent W. Wong.............................  1997    182,970        --        5,212          --           --
  President and Chief Executive Officer       1996     75,000        --       28,897     218,819           --
  BMC Health Plans, Inc.,                     1995         --        --           --          --           --
Mark C. Wade................................  1997    165,000        --        8,224          --           --
  Executive Vice President -- Sales and       1996    165,000        --        6,000     145,879           --
  Marketing -- BMC Health Plans, Inc.         1995     11,800        --        1,500          --           --

EXECUTIVE BONUS PLAN

     The Company has adopted an Executive Bonus Plan (the "Executive Bonus Plan") pursuant to which officers of the Company are eligible to receive cash bonuses after the close of each fiscal year of the Company. The Executive Bonus Plan is administered by the Compensation Committee of the Board of Directors. Bonuses are determined on the basis of (i) the operating profit of the Company,
(ii) net revenue growth of the Company achieved as a percentage of the goal established by the Company at the beginning of the fiscal year, and (iii) the officer's individual performance and contribution to the Company. An officer's bonus for any fiscal year may not exceed such officer's annual base salary multiplied by the Target Bonus Percentage as defined in the Executive Bonus Plan in such fiscal year.

STOCK OPTION PLANS

  1995 Stock Option Plan

     The Company has adopted the 1995 Stock Option Plan (the "1995 Option Plan") pursuant to which certain significant employees, including officers and directors who are employees, and consultants of the Company are eligible to receive incentive stock options as well as non-qualified stock options and stock appreciation rights ("SARs"). The Plan, which expires in October 2005, is administered by the Compensation Committee of the Board of Directors. Incentive stock options granted under the Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the Plan to a stockholder owning more than 10% of the outstanding Common Stock may not exceed five years and the exercise price of an incentive stock option granted to such a stockholder may not be less than 110% of the fair market value of the Common Stock on the date of the grant. Non-qualified stock options may be granted on terms determined by the Compensation Committee of the Board of Directors. SARs, which give the holder the privilege of surrendering such rights for an amount of stock equal to the appreciation in the Common Stock between the time of grant and the surrender, may be granted on any terms determined by the Compensation Committee of the Board of Directors. The Plan also permits the grant of new stock options to participants who tender shares of the Company's Common Stock as payment of the exercise price of stock options or the payment of withholding tax ("Reload Options"). The Reload Options will be granted at the fair market value of a share of Common Stock on the date of the grant and will be exercisable six months following the date of the grant. The Plan also includes limited option valuation rights upon a change of control of the Company. As of June 30, 1997, options for the exercise of 812,061 shares have been granted under the 1995 Option Plan at the exercise price of $1.37 per share; 55,000 shares have been granted at an exercise price of $5.00 per share; and 300,000 shares have been granted at an exercise price of $4.75 per share. A total of 1,458,780 shares of Common Stock are reserved for issuance under the 1995 Option Plan.

  1996 Directors' Option Plan

     On September 9, 1996, the Company adopted the 1996 Non-Employee Directors' Non-Qualified Stock Option Plan (the "1996 Directors' Plan"). A total of 100,000 shares of Common Stock are reserved for issuance under the 1996 Directors' Plan. Under this plan, upon initial election to the Board of Directors, non-employee directors are awarded options to purchase 6,000 shares of Common Stock. Upon each subsequent election to the Board of Directors, non-employee directors receive option awards to purchase 3,000 shares of Common Stock. These options, which have an exercise price equal to the fair market value of the shares of Common Stock as of the date of grant, vest at the rate of 33.33% per year. All options awarded under the 1996 Directors' Plan expire on the first to occur of
(i) 10 years after the date of grant, or (ii) 90 days after the date the director is no longer serving in such capacity for reasons other than death or disability. On September 9, 1996, each of Messrs. Rhodes and Von Soosten were granted options to purchase 6,000 shares of Common Stock under this plan at an exercise price of $5.00 per share. On March 18, 1997, Mr. Higgins was granted options to acquire 3,000 shares of Common Stock at an exercise price of $7.50 per share.

  Fiscal 1997 Option Grants

     The following table sets forth certain information concerning individual grants of incentive stock options to executive officers and directors during the fiscal year ended June 30, 1997:

                                      NUMBER OF          PERCENTAGE
                                       SHARES             OF TOTAL
                                     UNDERLYING        OPTIONS GRANTED     EXERCISE PRICE     EXPIRATION
     NAME OF DIRECTOR OR OFFICER   OPTIONS GRANTED       UNDER PLAN          PER SHARE           DATE
    -----------------------------  ---------------     ---------------     --------------     ----------
    James J. Rhodes..............        6,000                 .5%             $ 5.00            9/30/06
    Diedrich Von Soosten.........        6,000                 .5%             $ 5.00            9/30/06
    John Higgins.................        3,000                 .5%             $ 7.50            4/30/07

     None of the persons named in the Summary Compensation Table exercised options during the fiscal year ended June 30, 1997.

     In July, 1997, the Company granted options to acquire 150,000 shares each to Samuel S. Patterson and Jeffrey L. Drake at an exercise price of $4.75 per share.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES

     The following table sets forth certain information with respect to exercises by the Named Executive Officers of stock options during 1996 and the value of all unexercised employee stock options as of June 30, 1997 held by the Named Executive Officers.

                                                           NUMBER OF SHARES UNDERLYING          VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS(2)           IN-THE-MONEY OPTIONS(1)
                          SHARES ACQUIRED     VALUE      -------------------------------    ----------------------------
         NAME               ON EXERCISE      REALIZED     EXERCISABLE      UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------   ---------------    --------    --------------    -------------    -----------    -------------
Douglas A. Lessard.....           0              0           24,313            48,627        $ 100,413       $ 200,825
Vincent W. Wong........           0              0           72,940           145,879          301,242         602,484
Mark C. Wade...........           0              0           36,470           109,409          150,621         451,860

---------------

(1) The value of the Unexercised In-the-Money Options is based upon the $5.50 per share closing price of the Company's Common Stock on the Nasdaq Stock Market on June 30, 1997.

(2) No options may be exercised until December of 1998 under "lock-up" agreements signed in connection with the Company's initial public offering of shares.

COMPANY ALTERNATIVE HEALTH PROGRAM

     The Company maintains a plan by which under certain conditions employees of the Company may seek and the Company will pay for medical treatment commonly known as "alternative" health care. As part of this plan, employees are required to report their treatments and allow the Company to monitor their treatment and progress. The Company views this plan as a research project. The Company spent approximately $80,000 on this plan in fiscal 1997. The Company hopes that one or more of these treatments will prove effective enough to attempt to incorporate into the Company's health plans. Approximately eleven Company employees participated in this program in fiscal 1997.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with each of its current executive officers. The employment agreements provide for annual salaries that generally are subject to annual adjustments for increases in the Consumer Price Index; participation in employee deferred compensation plans, stock options and retirement and insurance plans; and include customary noncompetition, nondisclosure, and severance provisions. Set forth below is a summary of other principal provisions of those employment agreements:

     In March 1996, the Company entered into an employment agreement with David
N. Birman, M.D. for a term expiring June 30, 2001, pursuant to which Dr. Birman serves as Chief Executive Officer of the Company. The employment agreement provides for an initial base salary of $350,000 per annum, participation in the

Executive Bonus Plan, and other compensation not to exceed $60,000 per annum. The employment agreement provides for severance benefits upon termination as a result of death, for "cause," by mutual agreement, and as a result of disability. If Dr. Birman's employment is terminated for reasons other than death, "cause," mutual agreement, or disability, he shall be entitled to receive his base salary (as most recently adjusted) for the remainder of the initial term or the applicable renewal term and all unvested stock options granted to him under 1995 Option Plan shall accelerate and become vested. If Dr. Birman's employment is not renewed following expiration of the initial term or the applicable renewal term, he shall be entitled to receive, as severance, his base salary (as last adjusted) payable over the 12-month period following the severance of his employment.

     In March 1996, the Company entered into an employment agreement with Sue D. Birman for a term expiring June 30, 2001, pursuant to which Ms. Birman serves as Executive Vice President of the Company. The employment agreement provides for an initial base salary of $150,000 per annum, participation in the Executive Bonus Plan, and other compensation not to exceed $10,000 per annum. The employment agreement provides for severance benefits upon termination as a result of death, for "cause," by mutual agreement, and as a result of disability. If Ms. Birman's employment is terminated for reasons other than death, "cause," mutual agreement, or disability, she shall be entitled to receive her base salary (as most recently adjusted) for the remainder of the initial term or the applicable renewal term and all unvested stock options granted to her under 1995 Option Plan shall accelerate and become vested. If Ms. Birman's employment is not renewed following expiration of the initial term or the applicable renewal term, she shall be entitled to receive, as severance, her base salary (as last adjusted) payable over the 12-month period following the severance of her employment.

     In July, 1997, the Company entered into an employment agreement with Samuel
S. Patterson for a term expiring July 13, 2000, pursuant to which Mr. Patterson serves as Senior Vice President of the Company and President and COO of Birman & Associates, Inc. The employment agreement provides for an initial base salary of $185,000 per annum. The employment agreement also provides Mr. Patterson with the opportunity to earn up to an additional $92,500 per annum based upon the overall performance of the Company and also the performance of Birman & Associates, Inc. The employment agreement provides for severance benefits upon termination as a result of death, for "cause", by mutual agreement, and as a result of disability. If Mr. Patterson's employment is terminated for reasons other than death, "cause", mutual agreement, or disability, he shall be entitled to receive base salary (as most recently adjusted) payable over the six month period following the severance of his employment, providing that he has served the Company not less that one year. In the event the agreement is terminated for any reason, all unvested options shall lapse. Additionally, the employment agreement requires Mr. Patterson to relocate to Cookeville, Tennessee and provides for moving expenses not to exceed $10,000, temporary living expenses not to exceed $9,000, reimbursement for loss on sale of his house not to exceed $25,000 plus broker's commission, and a temporary bridge loan of up to $100,000. The bridge loan will be secured by Mr. Patterson's equity in his existing home by a second deed of trust and is due and payable upon sale of Mr. Patterson's home in Florida.

     In July, 1997, the Company entered into an employment agreement with Jeffrey L. Drake for a term expiring on July 20, 2000, pursuant to which Mr. Drake serves as Senior Vice President of Corporate Development of the Company. The employment agreement provides for an initial base salary of $185,000 per annum. The employment agreement also provides Mr. Drake with the opportunity to earn up to an additional $92,500 per annum based upon the overall performance of the Company as a whole. The employment agreement provides for severance benefits upon termination as a result of death, for "cause", by mutual agreement, and as a result of disability. If Mr. Drake's employment is terminated for reasons other than death, "cause", mutual agreement, or disability, he shall be entitled to receive base salary (as most recently adjusted) payable over the six month period following the severance of his employment, providing that he has served the Company not less that one year. In the event the agreement is terminated for any reason, all unvested options shall lapse. Additionally, the employment agreement requires Mr. Drake to relocate to Cookeville, Tennessee and provides for moving expenses not to exceed $10,000, temporary living expenses not to exceed $9,000, reimbursement for loss on sale of his house not to exceed $25,000 plus broker's commission, and a temporary bridge loan of up to $100,000. The bridge loan will be secured by Mr. Drake's equity in his existing home by a second deed of trust and is due and payable upon sale of Mr. Drake's home in Georgia. Mr. Drake has notified the Company that at this time he does not expect to take the bridge loan.

     In March 1996, the Company entered into an employment agreement with Vincent W. Wong for a term expiring on January 31, 1999, pursuant to which Mr. Wong serves as President and Chief Executive Officer of BMC Health Plans, Inc. The employment agreement provides for an initial base salary to Mr. Wong of $180,000 per annum. The employment agreement also provides Mr. Wong with the opportunity to earn up to an additional $180,000 per annum based upon the number of enrollees in health plans developed, managed, or operated by the Company and health plan net earnings. The employment agreement provides for severance benefits upon termination as a result of death, for "cause," by mutual agreement, and as a result of disability. If Mr. Wong's employment is terminated for reasons other than death, "cause," mutual agreement, or disability, he shall be entitled to receive his base monthly salary (as most recently adjusted) payable over the six month period following the severance of his employment, and all unvested stock options granted to him under the 1995 Option Plan shall accelerate and become vested.

     In March 1996, the Company entered into an employment agreement with Douglas A. Lessard for a term expiring June 30, 2001, pursuant to which Mr. Lessard serves as Chief Financial Officer of the Company. The employment agreement provides for an initial base salary of $120,000 per annum, participation in the Executive Bonus Plan, and other compensation not to exceed $9,000 per annum. The employment agreement provides for severance benefits upon termination as a result of death, for "cause," by mutual agreement, and as a result of disability. If Mr. Lessard's employment is terminated for reasons other than death, "cause," mutual agreement or disability, he shall be entitled to receive his base salary (as most recently adjusted) for the remainder of the initial term or the applicable renewal term and all unvested stock options granted under the 1995 Option Plan shall accelerate and become vested. If Mr. Lessard's employment is not renewed following expiration of the initial term or the applicable renewal term, he shall be entitled to receive, as severance, his base salary (as last adjusted) payable over the 12-month period following his severance of employment.

     In July 1995, the Company entered into an employment agreement with Mark C. Wade for a term expiring on September 1, 1998, pursuant to which Mr. Wade serves as Executive Vice President -- Sales and Marketing of BMC Health Plans, Inc. The employment agreement provides for a base salary of $165,000 per annum with the opportunity for Mr. Wade to earn up to an additional $85,000 per annum based upon the number of enrollees in health plans developed, managed, or operated by the Company. Mr. Wade's employment agreement does not contain a severance provision.

COMPENSATION OF DIRECTORS

     All directors must receive reimbursement for reasonable expenses incurred in connection with their attendance at Board of Directors and committee meetings. In addition, all non-employee directors receive $2,000 for each Board meeting that they attend. All non-employee directors are also entitled to receive awards and options to purchase shares of Common Stock under the 1996 Non-Employee Directors' Non-Qualified Stock Option Plan.

COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

     The Report of the Compensation Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the information contained in the report by reference, and shall not otherwise be deemed filed under such acts.

                  THE 1997 BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY REGARDING EXECUTIVE OFFICERS

     The fundamental philosophy of the Company's compensation program is to offer compensation opportunities for all employees which are based on the individual's contribution and personal performance. Consideration is also given to a person's potential for future responsibility and promotion.

     In designing and administering the individual elements of the executive compensation program, the Compensation Committee strives to balance short and long-term incentive objectives and employ prudent judgment in establishing performance criteria, evaluating performance and determining actual incentive payments. Essentially, the executive compensation program of the Company has been designed to:

     - support a pay for performance policy that differentiates in compensation amounts based on corporate performance;

     - motivate key executive officers to achieve strategic business initiatives and reward them for their achievement;

     - provide compensation opportunities which are comparable to those offered by other leading companies in the health care industry, thus allowing the Company to compete for and retain talented executives who are critical to the Company's long-term success; and

     - align the interest of executives with the long-term interest of stockholders through award opportunities that can result in bonuses and ownership of common stock.

RELATIONSHIP OF PERFORMANCE UNDER THE COMPENSATION PROGRAM

     The compensation program supports the Company's internal culture and human resource values which are to foster career opportunities and develop the best people at all levels and to encourage and reward actions which put the interests of the Company as a whole ahead of functional specialties and individual considerations.

     During 1997, the compensation program for all senior executives is comprised of three elements:

     - Base salary and benefits typically offered to executives by comparable corporations.

     - Stock option grants to tie the executives' financial future to that of the Company in a form which reflects a long-term ownership interest in the Company.

     - An executive bonus plan to reward executives promptly and significantly for achievement of annual corporate goals.

                                          1997 Compensation Committee
                                          James J. Rhodes
                                          Diedrich Von Soosten

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to June 30, 1995, the Company operated, as a division, a livestock breeding farm on property owned by David N. Birman, M.D. and Sue D. Birman, his spouse. At that time, Dr. Birman was the sole stockholder, President, and a director of the Company, and Mrs. Birman was a Executive Vice President, the Chief Financial Officer, and a director of the Company. Prior to June 30, 1994, the Company lent to Dr. and Mrs. Birman approximately $482,000, which was used primarily to improve their farm property and residence. During fiscal 1995, Dr. and Mrs. Birman repaid $442,000 of such loan and also received additional advances of approximately $270,000, resulting in an outstanding principal balance of $310,000 at June 30, 1995. As of June 30, 1995, the Company contributed all of its farm assets, subject to the related liabilities, to a new corporation, Birman Farms, Inc., and distributed all of the outstanding shares of capital stock of Birman

Farms, Inc. to Dr. Birman. This dividend distribution of property was valued by the Company at $230,000. Subsequent to the distribution, the Company authorized additional advances to Dr. Birman through September 1996 of approximately $465,000 to defray the operating and ownership costs of the farm. Accordingly, as of September 9, 1996, Dr. Birman owned a total of $775,000 to the Company. The Company made no further advances to Dr. Birman to defray the operation and ownership costs of the farm. All amounts owed to the Company by Dr. Birman, including interest at a rate of 7% per annum, through August 31, 1996 and at the prime rate of American National Bank and Trust Company of Chicago from September 1, 1996 to February 12, 1997, were repaid by Dr. Birman on February 12, 1997 by tendering 174,800 shares of Common Stock owned by him and valued at $4.60 per share. No additional loans will be made by the Company to any member of management without approval of the non-employee members of the Board of Directors of the Company.

     Richard M. Ross served as Vice-Chairman and as a director of the Company from February 1994 to August 1996. Effective September 1, 1996, Mr. Ross retired as Vice-Chairman and a newly formed company controlled by Mr. Ross was engaged as a consultant to the Company pursuant to a consulting agreement (the "Consulting Agreement"). While serving as Vice-Chairman of the Company, Mr. Ross was actively involved in policy-making matters relating to day-to-day operations of the Company and corporate finance. As a consultant, Mr. Ross will undertake special assignments designated by Dr. Birman and the Board of Directors including, among other things, developing business plans for acquired companies and evaluating acquisition candidates. The Consulting Agreement provides for Mr. Ross to serve as the provider of consulting services thereunder, provides for a fee to be paid to the consultant firm of $186,000 per annum payable in equal monthly installments over the 12-month term of the agreement, and provides for termination of the Consulting Agreement by mutual agreement, upon the occurrence of an uncured material breach, upon the death of Mr. Ross, or 10 days after receipt of notice of termination from the consultant. Except as otherwise provided or as otherwise agreed to by the parties, the Consulting Agreement will be renewed annually by the Company for up to an additional five consecutive years. The Company also paid Mr. Ross a $26,000 severance fee and has transferred to Mr. Ross personal computer equipment used by Mr. Ross in rendering services to the Company and having a value of less than $1,000. In addition, Dr. Birman has sold Mr. Ross 175,000 shares of Company Stock in consideration for a $175,000 principal amount promissory note.

     On or about September 22, 1997, the Company lent Samuel S. Patterson $100,000 in connection with his acquisition of a residence in Cookeville, Tennessee, as provided in his employment agreement with the Company. The loan will bear interest at the rate of eight percent (8%) per annum, payable monthly in arrears, and will be repayable upon sale of his other residence. The Company has agreed to reimburse Mr. Patterson 75% of any loss he might sustain on the sale of his other residence, up to a maximum reimbursement of $25,000 plus real estate broker's commission. Mr. Patterson has advised the Company that he wishes the loan to be made and it is anticipated that it will be made to him by the end of September, 1997.

     The employment agreement between the Company and Jeffrey L. Drake contains the same provision for a loan and possible reimbursement of certain losses on the sale of his previous residence, which is also not located in Tennessee. Mr. Drake has notified the Company that at this time he does not expect to take advantage of this provision.

     John D. Higgins, a director of the Company, is Senior Vice
President -- Corporate Finance of Royce Investment Group, Inc., the representative of the underwriters for the Company's successful February 1997 initial public offering of stock ("Royce"). Mr. Higgins was elected to the Board pursuant to a provision in the Company's underwriting agreement with Royce which allowed Royce to nominate one member of the Board of Directors. In addition to underwriting commissions of $920,000, Royce and the other underwriters received in connection with the Company's initial public offering a non-accountable expense allowance of $345,000. As part of the underwriting agreement, the Company also agreed to sell to Royce and its designees, for nominal consideration, warrants to purchase up to 200,000 shares of the Company's Common Stock. The warrants will be exercisable until February 12, 2001 at an exercise price of $7.50 per share (150% of the initial public offering price of the Common Stock). The shares acquired upon the exercise of the warrants may not be transferred or hypothecated for one year after exercise. The Company has agreed to register the shares so acquired at the Company's expense under the Securities Act of 1933. The Company and Royce also entered into a one-year financial consulting agreement under which the paid Royce a fee of $172,500, i.e., 1.5% of the gross proceeds of the Company's initial public offering including the sale of the overallotment. In addition, the Company and Royce entered into a five-year agreement which provides that if Royce arranges for the sale of substantially all of the assets of the Company or for a merger, consolidation, or acquisition through and including February 12, 2001, Royce will receive a fee based on a sinking sale ranging from 5% of the first $1.0 million of consideration, 4% of the consideration between $1.0 million and $2.0 million, and 3% of the consideration in excess of $3.0 million.

  Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten-percent stockholders are required by Securities and Exchange Commission regulation to furnish to the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished by the Company, or written representation that no Form 5 was required, the Company believes that during the fiscal year ended June 30, 1997 all executive officers, directors and greater than ten-percent beneficial owners complied with all
Section 16(a) filing requirements applicable to them.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed BDO Seidman L.L.P. ("BDO Seidman") as its independent public accountants for the fiscal year ending June 30, 1998, and stockholders are being asked to ratify the appointment. The appointment was recommended by the Audit Committee. BDO Seidman, the Company's accountants for the fiscal year ended June 30, 1997, performed audit services for fiscal 1997 which included the examination of the consolidated financial statements and services related to filings with the Securities and Exchange Commission. All professional services rendered by BDO Seidman during fiscal 1997 were furnished at customary rates and terms. Representatives of BDO Seidman will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                                 ANNUAL REPORT

     Together with this Proxy Statement, the Company has distributed to each of its stockholders an annual report for the fiscal year ended June 30, 1997. The annual report contains consolidated financial statements of the Company and its subsidiaries and the reports thereon of BDO Seidman, the Company's independent public accountants.

     UPON WRITTEN REQUEST OF ANY PERSON ENTITLED TO VOTE AT THE MEETING, ADDRESSED TO INVESTOR RELATIONS, BIRMAN MANAGED CARE INC., 502 GOULD DRIVE, COOKEVILLE, TENNESSEE 38506, THE COMPANY WILL PROVIDE WITHOUT CHARGE AN ADDITIONAL COPY OF ITS ANNUAL REPORT ON FORM 10-KSB FOR 1997, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby in accordance with their best judgment and in their discretion, and authority to do so is included in the proxy.

                                          By Order of the Board of Directors

                                          /s/ SUE D. BIRMAN

                                          Sue D. Birman
                                          Executive Vice President
                                          Secretary and Director

Cookeville, Tennessee
October 31, 1997

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE

                         ANNUAL MEETING OF STOCKHOLDERS
                           BIRMAN MANAGED CARE, INC.

                                DECEMBER 1, 1997



                Please Detach and Mail in the Envelope Provided


      Please mark your
A [X] votes as in this
      example

                         FOR                   WITHHOLD
                all nominees listed at         AUTHORITY
                right (except as marked     to vote for all
                   to the contrary)        nominees at right
1. ELECTION OF           [ ]                       [ ]
   DIRECTORS
   (for terms as
   described in the Proxy Statement)

NOMINEES:  David N. Birman, M.D.
           Sue D. Birman
           John D. Higgins
           James J. Rhodes
           Diedrich Von Soosten

INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name in the space provided below.

---------------------------------------------------

                                                 FOR   AGAINST   ABSTAIN
2. RATIFICATION OF ACCOUNTANTS                   [ ]     [ ]       [ ]
   proposal to ratify the selection of BDO
   Seidman L.L.P. as independent auditors of the Company as described in the Proxy
   Statement

3. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY
   COME BEFORE THE MEETING.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NOMINATED BY MANAGEMENT AS DIRECTORS AND FOR PROPOSAL 2.




Signature of Stockholder
                        ---------------------------  ---------------------------
                                                     (Signature if held jointly

Dated
     -----------------------

NOTE: Please date and sign exactly as your name appears herein. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer.

                           BIRMAN MANAGED CARE, INC.
          PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - DECEMBER 1, 1997
       (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY)

        The undersigned stockholder of Birman Managed Care, Inc. hereby appoints Sue D. Birman, with full power of substitution, proxy to vote all shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Birman Managed Care, Inc. to be held at the Nashville Airport Marriott Hotel, 600 Marriott Drive, Nashville, Tennessee 37214, on December 1, 1997, telephone number 615-889-9300, at 9:00 a.m.
(central standard time), or any adjournment thereof.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)